                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ECONNECT, INC.
                                ----------------
             (Exact Name of Registrant as Specified in its Charter)

             Nevada                                         43-1239043
      ---------------------                            -------------------
     (State of Incorporation)                        (I.R.S. Employer ID No.)

               2500 Via Cabrillo Marina, California           90731
               ------------------------------------           ------
              (Address of principal executive offices)      (Zip Code)


                    Consulting Agreement dated April 10, 2002
                    -----------------------------------------

                            (Full title of the Plan)


                      William B. Haseltine, Attorney at Law
                      -------------------------------------
             604 North Greenbrier Street, Arlington, Virginia 22203
             ------------------------------------------------------
                     (Name and address of agent for service)
                                (703) 276-1919
                     ---------------------------------------
          (Telephone number, including area code, of agent for service)



                                               CALCULATION OF REGISTRATION FEE
------------------------- ---------------------- ------------------------- ---------------------- ----------------------
 Title of Securities to       Amount to be            Proposed Maximum       Proposed Aggregate          Amount of
     be Registered             Registered         Offering Price Per Share     Offering Price        Registration Fee
------------------------- ---------------------- ------------------------- ---------------------- ----------------------
 Common Stock                   7,500,000              $0.017(1)               $127,500.00               $11.73
------------------------- ---------------------- ------------------------- ---------------------- ----------------------

(1) Computed pursuant to Rule 457(c) on the basis of the average of the high and low prices per share as reported for such securities on the NASD's OTC Bulletin Board on April 25, 2002.

         Pursuant to General Instruction E to Form S-8, the contents of an earlier registration statement filed on this Form S-8, No. 333-74524, are hereby incorporated by reference.

         The Consulting Agreement that is the subject of this registration statement is between Richard Epstein and the Company. The duties under the Consulting Agreement include the estaqblishment of strategic alliances with companies that can aid the Company in pursuit of its business objectives. Companies with which the Consultant will seek to achieve strategic alliances for the Company will also assist in the development of technology and the recruitment of web merchants to participate in Bank Eyes Only transactions. The Consultant will also identify potential acquisition candidates and will participate in the negotiations for any such deals. The Consultant will be paid 7,500,000 shares for these services. This Consulting Agreement is attached hereto as Exhibit A.

            Attached hereto are the required Opinion of Counsel and Consent of Accountants.

William B. Haseltine
Attorney at Law
604 North Greenbrier Street
Arlington, Virginia 22203
(703) 276 1919

May 2, 2002

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: eConnect - Form S-8

Dear Sir/Madame:

I have acted as counsel to eConnect, a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of seven million five hundred thousand (7,500,000) shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Consulting Agreement with Richard Epstein dated April 10, 2002.

In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and the Bylaws of the Company.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

My opinion is limited by and subject to the following:

(a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

(b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c) My opinion is based solely on and limited to the federal laws of the United States of America and the Nevada Revised Statutes. I express no opinion as to the laws of any other jurisdiction.

Sincerely,


/s/  William B. Haseltine
--------------------------
William B. Haseltine

L.L. Bradford & Company
Certified Public Accountants
2901 El Camino Avenue, Suite 105
Las Vegas, Nevada 89102
(702) 735-5030


May 1, 2002

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: eConnect - Form S-8

Dear Sir/Madame:

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report in eConnect's Form 10-KSB for the fiscal year ended December 31, 2001, and to all references to our firm included in this Registration Statement.

Sincerely,


/s/  L.L. Bradford & Company
----------------------------
L.L. Bradford & Company

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of San Pedro, State of California, on May 2, 2002.

eConnect

By:/s/ Thomas S. Hughes
--------------------------------
Thomas S. Hughes, Chairman & CEO

Special Power of Attorney

The undersigned constitute and appoint Thomas S. Hughes their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature Title Date

/s/ Thomas S. Hughes May 2, 2002
--------------------------------
Thomas S. Hughes
President/Chief Executive Officer/ Director

/s/ Jack M. Hall May 2, 2002
----------------------------
Jack M. Hall
Secretary/Director